Exhibit 10.8

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), originally made and entered into effective as of October 5, 2005 (the “Effective Date”), by and between James F. Voelker (the “Employee”) and InfoSpace, Inc. (the “Company”), and which was amended and restated in its entirety as of August 3, 2007, is hereby further amended and restated as of November 4, 2008.

In consideration of the mutual covenants herein contained, the continuing employment of the Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Duties and Scope of Employment. The Company shall employ Employee in the positions of President and Chief Executive Officer reporting directly to the Company’s Board of Directors (the “Board”) until the earlier to occur of (A) the appointment of a new Chief Executive Officer or (B) December 31, 2009 (both a “Transition Date”). Immediately after the Transition Date, Employee’s service as President and Chief Executive Officer shall cease and Employee shall immediately thereafter become the employee Chairman of the Board. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to him by the Board. Only the Board shall have the right to revise such responsibilities from time to time, as the Board deems necessary or appropriate. The Compensation Committee shall have the right to revise Employee’s compensation as provided for in Section 5 below, consistent with the provisions of this Agreement.

2. Obligations. While employed hereunder, Employee will perform his duties faithfully and to the best of his ability. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Employee may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company. Outside board seats shall be subject to the prior approval of the Board.

3. Board Membership. While employed hereunder, Employee will serve as a member and Chairman of the Board, subject to any required Board and/or stockholder approval.

4. Employment Term. Employee’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier as provided in Section 6 hereof, until December 31, 2010 (the “Employment Term”); provided, however, that the Employment Term may be extended by mutual agreement of the Company and Employee on such terms as they may agree upon in writing, At least ninety (90) days prior to the end of the Employment Term, the Company shall notify the Employee as to whether or not the Company chooses to extend the Employment Term. If the Employment Term is not extended upon the Employment Term’s expiration, the Employee shall become an “at-will”

employee of the Company. If the Employee terminates his employment while an at-will employee following the Employment Term’s expiration, and signs and does not revoke a Release (as hereinafter defined), then, subject to Employee’s compliance with Section 9, and the timing of payment rules in Section 14(k), the Employee shall be entitled to receive the following benefits:

(a) Continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary (as hereinafter defined), as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies;

(b) The same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment; provided, however, that (a) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (b) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with Company-paid health coverage until the later of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the termination date;

(c) One hundred percent (100%) of Employee’s then unvested Equity Awards (as hereinafter defined) shall immediately vest and, as applicable, become exercisable and Employee shall have twelve (12) months following the date of such termination to exercise all of his outstanding Equity Awards in the nature of stock options or similar equity awards (including those that had become vested prior to such date); provided, however, that in the event of a conflict between the terms and conditions of any plan, agreement, award certificate or other arrangement under which the Equity Awards were granted (collectively, the “Equity Plans”) and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in the Equity Plans shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern; provided further, however, that notwithstanding the foregoing, in no event shall the extended twelve (12) month exercise period specified in this Section 4(c) modify or extend the expiration date of any Equity Award as set forth in the applicable Equity Plan. For purposes of this Agreement, “Equity Awards” shall mean all stock options, restricted stock units (including specifically the First Retention RSU Grant, and if granted, the Second Retention RSU Grant), restricted stock and any other award to acquire shares of Company common stock or cash attributable to the value of such stock issued and outstanding and held by Employee from time to time; and

(d) The entitlements under Section 6(f) below.

5. Compensation and Benefits.

(a) Salary. The Company shall pay Employee, until the Transition Date, as compensation for Employee’s services hereunder an annual salary of $400,000. After the Transition Date, the Company shall pay Employee as compensation for Employee’s services hereunder an annual salary of $150,000. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. Prior to the Transition Date, the salary shall be subject to annual review by the Compensation Committee of the Board, but in no event shall it be less than $400,000.

(b) Incentive Bonus. In addition to salary, Employee may receive prior to the Transition Date a performance bonus during each year of employment with the Company under this Agreement equal to an amount to be determined by the Compensation Committee of the Board. The target amount of such annual performance bonus shall not be less than one hundred percent (100%) of Employee’s then current salary for the applicable fiscal year. Such performance bonus, if any, shall be based upon performance objectives to be mutually determined by the Compensation Committee of the Board and Employee. The amount of the bonus payable for any fiscal year shall be paid to Employee in a single cash lump sum as soon as practicable after the close of the fiscal year, but in any event by no later than March 15 following the close of such fiscal year. Employee shall not be eligible to receive any Incentive Bonus after the Transition Date.

(c) Benefits. Employee shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. Employee will also be entitled to paid vacation in accordance with the Company’s vacation policy for senior executives. The Company reserves the right to change or terminate its employee benefit plans and programs at any time. Employee shall be entitled to business or first class air travel on any business travel outside of North America.

(d) Expenses. The Company will reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(e) Make-Whole Amount. In connection with the payment of any extraordinary or special cash dividend(s) to shareholders of the Company (whether arising from the sale of business units by the Company or otherwise), the Company shall pay to Employee, within a period of thirty (30) days following the date on which such extraordinary or special cash dividend is paid to shareholders, a cash lump sum in an amount equal to the greater of (1) the “Dividend Payment” (as defined below) or (2) the “Lost Stock Value” (as defined below). The Company shall also pay Employee the “Dividend Tax Gross-Up” (as defined below). The benefits provided under this Section 5(e) shall be in lieu of and shall supersede the right of Employee to participate in the Company’s Dividend Equivalent Plan.

(f) Retention Awards.

(i) As soon as practicable following the date hereof, Employee will be awarded 200,000 restricted stock units (the “First Retention RSU Grant”) which will be subject to the terms and conditions hereof and of the Company’s Restated 1996 Flexible Stock Incentive Plan and related form of restricted stock unit agreement, provided that to the extent that such Plan and/or agreement are inconsistent with this Agreement, this Agreement shall control unless the inconsistent provisions are more favorable to Employee in which case the provisions more favorable to Employee shall control. Except as provided under the accelerated vesting provisions applicable to the Equity Award set forth herein, the First Retention RSU Grant shall become fifty percent (50%) vested on December 31, 2009, and shall become vested in an additional twenty five percent (25%) on each of June 30, 2010 and December 31, 2010, subject to Employee’s continued full-time employment by the Company on such dates. Payment with respect to the First Retention RSU Grant shall be made in full no later than ten (10) business days after the date on which any portion of the award becomes vested pursuant to the preceding sentence or pursuant to any applicable accelerated vesting provision under Section 4(c), Section 6 or Section 7(b).

(ii) If a successor Chief Executive Officer has not been appointed by July 30, 2009, Employee will be awarded an additional 50,000 restricted stock units (the “Second Retention RSU Grant”) which will be subject to the terms and conditions hereof and of the Company’s Restated 1996 Flexible Stock Incentive Plan and related form of restricted stock unit agreement, provided that to the extent that such Plan and/or agreement are inconsistent with this Agreement, this Agreement shall control unless the inconsistent provisions are more favorable to Employee in which case the provisions more favorable to Employee shall control. Except as provided under the accelerated vesting provisions applicable to the Equity Award set forth herein, the Second Retention RSU Grant shall become one hundred percent (100%) vested on December 31, 2010. Payment with respect to the Second Retention RSU Grant shall be made in full no later than ten (10) business days after the date on which any portion of the award becomes vested pursuant to the preceding sentence or pursuant to any applicable accelerated vesting provision under Section 4(c), Section 6 or Section 7(b).

6. Termination of Employment.

(a) Termination by Company for Cause; Voluntary Termination Prior to December 31, 2008. In the event Employee’s employment with the Company is terminated for “Cause” (as defined herein) by the Company or voluntarily by Employee during the Employment Term and prior to December 31, 2008, the Company shall provide Employee with the payments and benefits set forth in Section 6(f) below. These payments shall be made promptly upon termination and within the period of time mandated by applicable law, but in any event by no later than ten (10) business days after the Termination Date (as hereinafter defined). In such circumstances, Employee shall retain all Equity Awards that are vested as of the Termination Date and, as applicable, such Equity Awards may be exercised in accordance with the provisions of the applicable Equity Plans. In such circumstances, all unvested Equity Awards will be immediately forfeited as of the Termination Date.

(b) Termination by Company without Cause. The Company may terminate Employee’s employment without Cause upon thirty (30) days written notice to Employee. If Employee’s employment with the Company is terminated without Cause during the Employment Term, and Employee signs and does not revoke a Release, then, subject to the timing of payment rules in Section 14(k) and to Employee’s compliance with Section 9, Employee shall be entitled to (unless such termination occurs under the Change of Control circumstances described in Section 7, in which case Employee shall be entitled to the payments and benefits described in such Section 7):

(i) Receive severance pay (less applicable withholding taxes) in an amount equal to three (3) times the sum of Employee’s Base Salary and 100% of his bonus (based upon the higher of (A) his actual bonus earned for 2008 and (B) his target bonus for 2008), such amount to be paid in a single cash lump sum in accordance with the Company’s normal payroll policies for the payment of Base Salary;

(ii) The same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s Termination Date; provided, however, that (a) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (b) Employee elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with Company-paid health coverage (on the same basis as when he was an active employee) until the later of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) thirty-six (36) months from the Termination Date. If Employee and/or his family is not eligible to continued benefits under the Company’s health program, the Company shall reimburse the Employee, no less frequently than quarterly an amount which, after all taxes on such amount, is sufficient for him and his family to purchase equivalent benefits for the period over which, pursuant to this clause (ii), it is intended that Employee and his family be entitled to such benefits;

(iii) A pro rata annual bonus award for the year of termination (based on the higher of (A) his actual bonus earned for the prior year and (B) his target bonus for the year of termination); such amount to be paid in a cash lump sum within 10 (ten) business days following Employee’s Termination Date; and

(iv) One hundred percent (100%) of the Employee’s then unvested Equity Awards shall immediately vest (and any payments in respect of restricted stock units or cash attributable to the value of stock shall be made no later than ten (10) business days after the Termination Date) and, as applicable, become exercisable and Employee shall have twelve (12) months following the Termination Date to exercise all vested Equity Awards in the nature of stock options or similar rights; provided, however, that in the event of a conflict between the terms and conditions of the Equity Plans and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in any such Equity Plans shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern; provided further, however, that notwithstanding the foregoing in no event shall the extended twelve (12) month exercise period specified in this Section 6(b)(iv) modify or extend the expiration date of any Equity Award as set forth in the applicable Equity Plan.

(c) Death. In the event of Employee’s death while employed hereunder and during the Employment Term, one hundred percent (100%) of Employee’s then unvested Equity Awards shall immediately vest and, as applicable, become exercisable and Employee’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will (i) receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to

Employee’s Base Salary for a period of ninety (90) days from Employee’s death, to be paid periodically in accordance with the Company’s normal payroll policies, (ii) receive Company-paid COBRA benefits as specified in Section 6(b)(ii) above for ninety (90) days from Employee’s death, and (iii) have the right to exercise (as applicable) all of Employee’s vested Equity Awards (including any Equity Awards that had become vested prior to his death as well as those that become vested upon his death pursuant to this Section 6(c)) for two (2) years following Employee’s death; provided, however, that notwithstanding the foregoing in no event shall the extended two year exercise period specified in this Section 6(c)(iii) modify or extend the expiration date of any Equity Award as set forth in the applicable Equity Award.

(d) Disability. In the event of Employee’s termination of employment with the Company due to “Disability” (as defined herein) during the Employment Term, one hundred percent (100%) of Employee’s then unvested Equity Awards shall immediately vest and, as applicable, become exercisable, and Employee shall also be entitled to receive continuing payments of Base Salary (less applicable withholding taxes) until Employee is eligible for long-term disability payments under the Company’s group disability policy; provided, however, that in no event shall such period of continued Base Salary exceed 180 days following termination (such payments shall be made to Employee in accordance with the Company’s usual payroll practices).

(e) Termination by Employee After December 31, 2008. If Employee terminates employment with the Company for any reason (other than “Cause” as defined herein) after December 31, 2008 (including specifically upon the completion of the Employment Term), and Employee signs and does not revoke a Release, then, subject to the timing of payment rules in Section 14(k) and to Employee’s compliance with Section 9, Employee shall be entitled to the same benefits that he would receive in Section 6(b) above, unless such termination by Employee occurs under the Change of Control circumstances described in Section 7, in which case Employee shall be entitled to the payments and benefits described in such Section 7. If Employee terminates employment with the Company for any reason (other than “Cause”) pursuant to this Section 6(e), then notwithstanding Section 6(b)(iv), the vesting of the First Retention RSU Grant and, if applicable, the Second Retention RSU Grant, shall not be accelerated and Employee shall only be entitled to the portion of such award, if any, which has become vested as of the termination of employment.

(f) Additional Entitlements. In the case of any of the terminations of employment noted in Sections 4, 6 or 7 of this Agreement, Employee or his estate shall be entitled to:

(i) salary through the date of termination of employment with the Company (the “Termination Date”);

(ii) the balance of any incentive awards earned and due but not yet paid;

(iii) Employee’s accrued and unused vacation time, if any, through the Termination Date;

(iv) other payments and benefits, if any, in accordance with applicable plans, programs and other arrangements of the Company; and

(v) the continued entitlements, as applicable, described in Sections 5(d) and 7(c).

The payments to be made pursuant to clauses (i) through (iv) above shall be made in a single cash lump sum by no later than ten (10) business days following the Employee’s Termination Date.

7. Change of Control Benefits. (a) If during the Employment Term Employee’s employment is terminated other than for Cause by the Company within ninety (90) days prior to a Change of Control (as defined herein), or is terminated other than for Cause by the Company (or its successor corporation) in connection with a Change of Control, or is terminated other than for Cause by the Company (or its successor corporation) within eighteen (18) months following a Change of Control, or if Employee resigns for Good Reason within eighteen (18) months following a Change of Control but within ninety (90) days following Employee’s learning of the occurrence of a Good Reason event and following the end of the Cure Period, and Employee signs and does not revoke a Release, then, subject to the timing of payment rules in Section 14(k) and to Employee’s compliance with Section 9, Employee shall be entitled to the following payments and benefits:

(i) A lump sum cash payment in an amount equal to three (3) times his Base Salary, as then in effect, to be paid in a lump sum within ten (10) business days following Employee’s Termination Date;

(ii) A lump sum cash payment in an amount equal to three (3) times Employee’s annual bonus (based on the higher of (A) his actual bonus earned for the prior year and (B) his target bonus for the year of termination), to be paid in a lump sum within ten (10) business days following Employee’s Termination Date;

(iii) A lump sum cash payment in an amount equal to the pro rata annual bonus award for the year of termination (based on the higher of (A) his actual bonus earned for the prior year and (B) his target bonus for the year of termination); such amount to be paid in a lump sum in cash within ten (10) business days following such termination;

(iv) The same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the Employee’s Termination Date; provided, however that the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and Employee elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with Company-paid health coverage (on the same basis as when he was an active employee) until the later of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA or (ii) thirty-six (36) months from the Termination Date. If Employee and/or his family is not eligible to continued benefits under the Company’s health program, the Company shall reimburse the Employee, no less frequently than quarterly, in an amount which, after all taxes on such amount, is sufficient for him and his family to purchase equivalent benefits for the period over which, pursuant to this clause (iv), it is intended that Employee and his family be entitled to such benefits; and

(v) In the event of a termination pursuant to this Section 7(a), Employee shall also be entitled to the payments and benefits described in Section 6(f) above.

(b) Vesting of Equity Awards. Anything herein or in any Equity Plan (including without limitation, Section 16(b) of the Company’s Restated 1996 Flexible Stock Incentive Plan) to the contrary notwithstanding, upon the occurrence of a Change of Control during the Employment Term, one hundred percent (100%) of the Employee’s then unvested Equity Awards shall immediately vest and, as applicable, become exercisable, and such Equity Awards, and all of Employee’s Equity Awards that have become vested prior to the occurrence of the Change in Control, shall, as applicable, continue to be exercisable, in any case, for a period of twelve (12) months following the Termination Date; provided, however, that in the event of a conflict between any term or condition of the applicable Equity Plan and this Agreement, the term or condition most favorable to Employee shall prevail; and provided further, that notwithstanding the foregoing, in no event shall the extended twelve (12) month exercise period specified above modify or extend the expiration date of any Equity Award as set forth in the applicable Equity Plan.

(c) Certain Additional Payments by the Company. In the event that Employee incurs an excise tax under Code Section 4999 (“Excise Tax”) with respect to any amount or benefit paid or provided to Employee by the Company or any affiliate under this Agreement (collectively, the “Covered Payments”), the Company shall pay to Employee the Tax Reimbursement Payment (as defined below). The “Tax Reimbursement Payment” is defined as an amount which, after imposition of all income, excise and employment taxes thereon, is equal to the Excise Tax on the Covered Payments. Unless the Company and Employee otherwise agree in writing, the determination of whether Covered Payments are subject to Excise Tax and, if so, the amount of the Tax Reimbursement Payment to be paid to Employee shall be made by an independent auditor (the “Auditor”) selected by the Company and whose fees and expenses shall be paid by the Company. The Auditor shall be nationally recognized United States public accounting firm. The determination of the Auditor shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 7(c), the Auditor may make reasonable assumptions and approximations concerning the applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Auditor such information and documents as the Auditor may reasonably request in order to make a determination under this Section 7(c). The Tax Reimbursement Payment shall be paid to Employee by the Company prior to the date on which the corresponding Excise Tax payment is due to be paid by Employee (through withholding or otherwise).

8. No Impediment to Agreement. Employee hereby represents to the Company that Employee is not, as of the date hereof, and will not be during Employee’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Employee’s ability to enter this Agreement and to perform the duties of Employee’s employment.

9. Confidentiality, Non-Competition and Non-Solicitation. Employee agrees, as a condition to this Agreement becoming effective, to execute the Company’s current standard form of Employee Non-Disclosure, Invention Release and Non-Competition Agreement attached hereto as Exhibit A; provided, however, to the extent there is any inconsistency between such standard form agreement and this Agreement, this Agreement shall control. Notwithstanding anything to the contrary in Exhibit A, if a Change of Control occurs, Employee agrees that as a condition to receipt of any benefits under this Agreement, the period of Employee’s non-competition under Exhibit A shall begin on Employee’s Termination Date and end on the first anniversary of such Termination Date.

10. Arbitration. Employee agrees, as a condition to this Agreement becoming effective, to execute the Company’s current standard form Arbitration Agreement attached hereto as Exhibit B.

11. Definitions.

(a) Base Salary. For purposes of this Agreement with respect to the determination of any severance amounts, “Base Salary” shall be equal to $400,000.

(b) Cause. For purposes of this Agreement, “Cause” is defined as any of the following: (i) fraud, illegal conduct, misappropriation or embezzlement on the part of Employee which results in material loss, damage or injury to the Company, (ii) a material breach of this Agreement (including any documents incorporated herein by reference) by Employee, (iii) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude, or (iv) conduct by Employee which constitutes willful, wanton or grossly negligent neglect of duties. Conduct will not be willful, wanton or grossly negligent if done, or not done, by Employee in good faith and with reasonable belief that action or omission was in the best interest of the Company. Any termination for “Cause” hereunder must be determined by two-thirds (2/3rd) vote of the Board, with Employee first having been given specific written explanation of the basis for the “Cause” determination and an opportunity to appear before the Board prior to final Board action.

(c) Change of Control. For purposes of this Agreement, a “Change of Control” is defined as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation or other entity that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors.

(d) Cure Period. For purposes of this Agreement, “Cure Period” is defined as the period beginning after Employee has provided written notice to the Board of any condition that could constitute a Good Reason event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days of such written notice.

(e) Dividend Payment. For purposes of this Agreement, “Dividend Payment” is defined as the product of (i) the number of shares of Company common stock underlying all Equity Awards then held by Employee (whether or not such Equity Awards are vested at the time, provided, however, that for this purpose the term “Equity Awards” shall not include any award of restricted stock (unless such award prohibits the payment of dividends on such restricted stock) and shall also not include any stock option with an exercise price greater than the then current fair market value of Company common stock, and provided further, that the Company agrees that the terms of any Equity Award will not prohibit the payments contemplated by Section 5(e)) times (ii) the per share dividend amount paid to shareholders of the Company.

(f) Dividend Tax Gross-Up. For purposes of this Agreement, “Dividend Tax Gross-Up” is defined as an amount which, after payment of all Federal, state and local income, excise and employment taxes imposed thereon, will equal the amount by which (A) the aggregate amount of all Federal, state and local income, excise taxes and employment taxes payable by Employee on either the Dividend Payment or Lost Stock Value (as applicable) exceeds (B) the aggregate amount of all Federal, state and local income, excise and employment taxes that would have been payable by Employee on the amount of the applicable Dividend Payment or Lost Stock Value if he had received such amount from the Company as a corporate dividend instead of as a payment of compensation.

(g) Disability. For purposes of this Agreement, “Disability” is defined as Employee’s inability to perform his employment duties to the Company hereunder for 180 days (in the aggregate) in any one-year period as determined by an independent physician selected by the Company.

(h) Eligible Price. For purposes of this Agreement, “Eligible Price” is defined as an amount equal to the thirty (30) trading day average closing price of the Company’s common stock before any ex-dividend date associated with such special and/or extraordinary cash dividend.

(i) Good Reason. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following without Employee’s express written consent and following the Cure Period:

(i) a reduction in Employee’s then current salary or target bonus opportunity as a percentage of salary;

(ii) a change in the reporting structure so that Employee reports to someone other than directly to the Board;

(iii) any executive in charge of a major business function or major business unit or division not reporting directly to Employee;

(iv) Employee has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position;

(v) a relocation of Company headquarters outside of the Seattle/Bellevue metropolitan area;

(vi) a material breach of this Agreement by the Company;

(vii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within ten (10) business days after a merger, consolidation, sale or similar transaction; or

(viii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors.

(j) Lost Stock Value. For purposes of this Agreement, “Lost Stock Value” is defined as an amount equal to (a) the number of shares of Company common stock underlying all Equity Awards then held by Employee (whether or not such Equity Awards are vested at the time, provided, however, that for this purpose the term “Equity Awards” shall not include any award of restricted stock (unless such award prohibits the payment of dividends on such restricted stock) and shall also not include any stock option with an exercise price greater than the then current fair market value of Company common stock, and provided further, that the Company agrees that the terms of any Equity Award will not prohibit the payments contemplated by Section 5(e)) times (b) the difference between (1) the Eligible Price and (2) the five (5) trading day average closing price of the Company’s common stock on and after any ex-dividend date associated with such special and/or extraordinary cash dividend.

(k) Release. For purposes of this Agreement, “Release” is defined as a release in a form substantially equivalent to that attached as Exhibit C. Employee agrees that the Company has the right to make such further changes in the release as the Company reasonably determines are necessary or appropriate to make the release enforceable against the Employee in light of changes in applicable law.

12. Successors; Personal Services. The services and duties to be performed by the Employee hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee, the Employee’s heirs and representatives.

13. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing, with a copy to Employee’s counsel as designated by Employee. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

14. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement, the Equity Plans, the Employee Non-Disclosure, Invention Release and Non-Competition Agreement, and the Arbitration Agreement shall supersede and replace all prior agreements or understandings relating to the subject matter hereof and thereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement (or in such other agreements) have been made or entered into by either party with respect to the relevant matter hereof or thereof. Notwithstanding the foregoing, in the event of any inconsistency between the terms of this Agreement and the terms of any other Company plan, policy, equity grant, arrangement or agreement with Employee, the provisions most favorable to Employee shall govern.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f) No Duty to Mitigate; No Offset. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.

(h) Successors and Assigns.

(i) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Employee) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without Employee’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company. No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee, without the Company’s prior written consent, other than his rights to compensation and benefits, which may be transferred only by will or operation of law or in an applicable plan, program, grant or agreement of the Company or any Affiliate pursuant to which such rights have been awarded;

(ii) In the event of Employee’s death or a judicial determination of his incompetence, references in this Agreement to the Employee shall be deemed to refer, where appropriate, to his legal representative, or, where appropriate, to his beneficiary or beneficiaries.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument

(j) Attorney Fees. The Company agrees to directly and promptly pay Employee’s reasonable legal fees associated with entering this Agreement upon receiving invoices for such services.

(k) Section 409A. The parties hereto intend that all benefits and payments to be made to Employee hereunder will be provided or paid in compliance with all applicable provisions of section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, and all notices, rulings and other guidance issued by the IRS interpreting same (collectively, the “409A Rules”), and this Agreement shall be construed and administered in accordance with such intent. The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, the Section 409A Rules in connection with, the benefits and payments to be provided or paid to Employee hereunder. Any such modification shall maintain the original intent and economic benefit to Employee of the applicable provision of this Agreement, to the maximum extent possible without violating the Section 409A Rules. Notwithstanding the foregoing or anything to the contrary contained in any other provision of this Agreement, if Employee is a “specified employee” within the meaning of the Section 409A Rules at the time of his “separation from service” within the meaning of the Section 409A Rules, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under the Section 409A Rules) is properly treated as deferred compensation subject to the Section 409A Rules, shall not be made until the first business day after (i) the expiration of six (6) months from the date of the Employee’s separation from service, or (ii) if earlier, the date of the Employee’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Employee or, if he has died, to his estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence. For purposes of the 409A Rules, Employee’s right to receive the installment payments provided in Sections 4(a), 6(b)(i), 7(a)(i) and 7(a)(ii) shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(f)(2)(iii). The expenses incurred by Employee in any calendar year that are eligible for reimbursement pursuant to Section 5(d) and Section 6(b)(ii) hereunder shall not affect the expenses incurred by Employee (or by his family in the case of Section 6(b)(ii)) in any other calendar year that are eligible for reimbursement pursuant to Section 5(d) or Section 6(b)(ii) hereunder. All expenses eligible for reimbursement pursuant to Section 5(d) and Section 6(b)(ii) hereunder shall be paid to Employee promptly in accordance with the Company’s customary business expense reimbursement practices but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. Employee’s right to reimbursement pursuant to Section 5(d) and Section 6(b)(ii) hereunder shall not be subject to liquidation or exchange for any other benefit.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	INFOSPACE, INC.

/s/ Lewis M. Taffer
Lewis M. Taffer
Director and Chair of Compensation Committee

EMPLOYEE:

/s/ James F. Voelker
James F. Voelker

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT